Exhibit 23.1
Consent of
Independent Registered Public Accounting Firm
          We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-62331 and 333-26587) of P. H. Glatfelter Company of our report dated June 20, 2006, relating to the financial statements of the Glatfelter 401(k) Savings Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
Beard Miller Company, LLP
York, Pennsylvania
June 23, 2006